Exhibit 10.1

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this “Agreement”), dated November 25, 2008, is made between AM Oil Resources & Technology Inc., residing in the State of California (“Sellers”) and Aventerra Explorations, Inc., a Nevada corporation (the “Buyer”).

RECITALS

     WHEREAS, the Buyer desires to acquire from the Sellers, the assets listed on “Exhibit A” attached hereto (the “Assets”), and the Sellers desire to sell the Assets to the Buyer, all upon the terms and subject to the conditions of this Agreement; and

     WHEREAS, capitalized terms used, and not otherwise defined, in this Agreement shall have the meanings assigned to such terms in Section 7.1(a) .

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties agree as follows:

ARTICLE 1
TRANSFER OF ASSETS AND LIABILITIES

Section 1.1     Sale and Purchase of th Assets

     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, convey, assign, deliver and transfer to the Buyer, all of the Assets and the Buyer shall buy and take possession of, all of the Sellers’ right, title and interest in and to the Assets.

ARTICLE 2
PURCHASE PRICE

Section 2.1     Purchase Price

     As consideration for the Assets and the covenants and agreements of the Sellers made herein, the Buyer shall, at the Closing, issue to Sellers the following:

i)	a stock certificate representing thirty two million (30,000,000) post split fully paid and non- assessable restricted shares of Buyer’s common stock;
ii)

$1,000,000 cash paid directly to the Sellers over the course of the next 3 years, with $500,000 being paid within 60 days of the signing of this Agreement and the remainder will be paid in 3 equal installments; and

iii)	5% Royalty is to be paid from the sale of every unit sold domestically and internationally. (collectively the “Purchase Price”).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          The Sellers represent and warrant to the Buyer as follows:

Section 3.1     Existence and Power

     Sellers are AM Oil Resources & Technology Inc. residing in the State of California. All assets referred to herein are located in the State of California. Sellers have all requisite power and authority to own, lease and operate their properties and to carry on their business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Sellers Material Adverse Effect. For purposes of this Agreement, the term “Sellers Material Adverse Effect” means any event, change, occurrence, circumstance or development which has had or, to the Knowledge of the Sellers, would have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Sellers, or that materially adversely affects the ability of the Sellers to consummate the transactions contemplated by this Agreement and the other Transaction Documents or materially impairs or delays the Sellers’ ability to perform their obligations hereunder and thereunder.

Section 3.2     Authorization

     Sellers have all necessary power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and delivered by the Sellers and the consummation by the Sellers of the transactions contemplated hereunder and thereunder have been duly and validly authorized by all necessary action on the part of the Sellers. This Agreement has been and the other Transaction Documents have been, or will be, as applicable, duly executed and delivered by the Sellers and, assuming the due authorization, execution and delivery hereof by the Sellers, constitute, or will constitute, as applicable, legal, valid and binding agreements of the Sellers.

3.3       Governmental Authorization

     The execution, delivery and performance by the Sellers of this Agreement and the other Transaction Documents and the consummation by the Sellers of the transactions contemplated hereby and thereby do not require any consent, approval, compliance, exemption, authorization or permit of or other action by, or filing with, any Governmental Authority, other than such requirements which have already been completed, filings and approvals which are not required prior to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or where the failure of any such consent, approval, compliance, exemption, authorization or permit to be obtained, action to be taken or filing to be made would not have, individually or in the aggregate, a Sellers Material Adverse Effect.

Section 3.4     Non-Contravention

     The execution, delivery and performance by the Sellers of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with or result in any violation or breach of any provision of any agreements the Sellers have entered into with any third parties; (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or result in a violation or breach of any provision of any Requirement of Law or Order binding upon or applicable to the Sellers, or (c) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, the Sellers) of, or under any provision of any agreement or other instrument to which any Sellers are a party or that is binding upon any Sellers or any license, franchise, permit or other similar authorization held by any Seller or (d) violate, conflict with or result in any breach, default or contravention of (with due notice or lapse of time or both), or the creation or imposition of any Liens on any asset of the Sellers or that would not have, individually or in the aggregate, a Sellers Material Adverse Effect.

Section 3.5     Absence of Certain Changes

     Since July 2008, the Sellers have operated their business, in all material respects, in the ordinary course consistent with past practices, and there has not been a Sellers Material Adverse Effect.

Section 3.6     Litigation

     No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, threatened against the Sellers which, if adversely determined, would reasonably be expected to have a Sellers Material Adverse Effect.

Section 3.7     Taxes

     The Sellers have timely filed all Tax Returns and reports required to be filed by it and has paid all Taxes as shown to be owed on such returns and reports.

Section 3.8     Title to the Assets

     The Sellers have good and marketable title to the Assets, free of all encumbrance and is in compliance with all laws.

     (1) The Sellers are in compliance with any Requirement of Law, Order, permit, license or other governmental authorization or approval applicable to its business or by which any of its properties, assets or operations of its business is bound or affected, except for failures to comply or violations that would not have, individually or in the aggregate, a Sellers Material Adverse Effect. To the Sellers’ knowledge, since July 2008, the Sellers, in the operation of their business, have not violated any applicable Requirement of Law, Order, permit, license or other governmental authorization or approval, except for violations which, individually or in the aggregate, would not have a Sellers Material Adverse Effect.

     (2) The Sellers hold all orders and all consents, permits, licenses, variances, exemptions and approvals from Governmental Authorities that are material to the operation of their business. The Sellers are in compliance with the terms of such consents, permits, licenses, variances, exemptions, orders and approvals, except where the failure to so comply would not have, individually or in the aggregate, a Sellers Material Adverse Effect.

Section 3.9     Environmental Matters

     (1) The Sellers have complied with and is in compliance with all Environmental Laws applicable to its business, except for such instances of noncompliance that would not have, individually or in the aggregate, a Sellers Material Adverse Effect;

     (2) The Sellers hold and have held all permits required pursuant to Environmental Laws in connection with its business and is and has been in compliance with such permits, except for the failure to hold such permits and such instances of noncompliance that would not have, individually or in the aggregate, a Sellers Material Adverse Effect; and,

     (3) There is no action, suit, claim, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the Sellers’ knowledge threatened against Sellers pursuant to Environmental Laws that would have, individually or in the aggregate, a Sellers Material Adverse Effect.

Section 3.10     Insurance

     The Sellers are covered by liability insurance in the amount of $2,000,000.00.

Section 3.11     Accuracy of Statements

     The representations and warranties of the Sellers contained in this Agreement, taken together and as modified by any Schedules or Exhibits, do not contain any untrue statement of a material fact and do not omit to state a material fact that would make the representations and warranties untrue in a material respect.

Section 3.12     Finders and Investment Bankers

     There is no broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Sellers who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.13     No Other Representations

     Except as specifically set forth in this Article IV, the Sellers have not made, and the Sellers agree that they have not relied upon, any other representations or warranties, whether expressed or implied.

Section 3.14     Reliance

     The Buyer acknowledges that it and its representatives have had a reasonable opportunity to meet with the Sellers to discuss the Assets and that it has relied upon its own independent investigation of the Assets in reaching the determination to purchase the Assets. The Buyer acknowledges that neither the Sellers nor any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Assets furnished or made available to the Buyer and its representatives, except as expressly set forth in this Agreement.

Section 3.15     No Material Liabilities or Obligations

     Sellers have no material liabilities or future obligations contingent, contractual or otherwise including but not limited to notes payable and accounts payable and is not a party to any executory agreements which affect the assets.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer represents and warrants to the Sellers as follows:

Section 4.1     Corporate Existence and Power

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and all other jurisdictions in which it is required to be qualified to engage in business, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any event, change, occurrence, circumstance or development which has had or, to the knowledge of the Buyer, would have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Buyer, or that materially adversely affects the ability of the Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents or materially impairs or delays the Buyer’s ability to perform its obligations hereunder and thereunder.

Section 4.2     Corporate Authorization

     Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereunder and thereunder. The board of directors of the Buyer has approved this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and no further corporate or stockholder action is required on the part of the Buyer in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and delivered by the Buyer and the consummation by the Buyer of the transactions contemplated hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been and the other Transaction Documents have been, or will be, as applicable, duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery hereof by the Sellers, constitute, or will constitute, as applicable, legal, valid and binding agreements of the Buyer.

Section 4.3     Governmental Authorization

     The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby do not require any consent, approval, compliance, exemption, authorization or permit of or other action by, or filing with, any Governmental Authority, other than such requirements which have already been completed, filings and approvals which are not required prior to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or where the failure of any such consent, approval, compliance, exemption, authorization or permit to be obtained, action to be taken or filing to be made would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.4     Non-Contravention

     The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Buyer, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or result in a violation or breach of any provision of any Requirement of Law or Order binding upon or applicable to the Buyer, or (c) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, the Buyer) of, or under any provision of any agreement or other instrument to which any Buyer is a party or that is binding upon any Buyer or any license, franchise, permit or other similar authorization held by any Buyer or (d) violate, conflict with or result in any breach, default or contravention of (with due notice or lapse of time or both), or the creation or imposition of any Liens on any asset of the Buyer or that would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.5     Financial Condition

     The Buyer has delivered to the Sellers true and correct copies of (i) the audited financial statements of Buyer for the fiscal year ended December 31, 2007 (the “Buyer Annual Financials”) and (ii) the unaudited financial statements of the Buyer for the fiscal quarters ended June 30, 2008 and September 30, 2008 (the “Buyer Interim Financials”). The Buyer Annual Financials and the Buyer Interim Financials have been prepared in accordance with GAAP and present fairly in all material respects the combined or consolidated financial condition (as applicable) of the applicable entities, as the case may be, as of the dates thereof, and the combined or consolidated results of operations (as applicable) of the applicable entities for the period then ended.

Section 4.6     Absence of Certain Changes

     Since February 27, 2007, the Buyer has operated its business, in all material respects, in the ordinary course consistent with past practices, and there has not been a Buyer Material Adverse Effect.

Section 4.7     Litigation

     No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, threatened against the Buyer or any of Buyer’s officers or directors which, if adversely determined, would reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.8     Taxes

     The Buyer has timely filed all Tax Returns and reports required to be filed by it and has paid all taxes as shown to be owed on such returns and reports.

Section 4.9     Title to Properties; Leases

     The Buyer has good and marketable title to, or in the case of leased property and assets, valid leasehold interests in, all of its tangible personal properties and assets used or held for use in the conduct of its business, and such properties and assets are free and clear of any liens.

Section 4.10   Compliance with Laws; Government Approvals

     (1) The Buyer is in compliance with any Requirement of Law, Order, permit, license or other governmental authorization or approval applicable to its business or by which any of its properties, assets or operations of its business is bound or affected, except for failures to comply or violations that would not have, individually or in the aggregate, a Buyer Material Adverse Effect. To the Buyer’s knowledge, since February 27, 2007 the Buyer, in the operation of its business, has not violated any applicable Requirement of Law, Order, permit, license or other governmental authorization or approval, except for violations which, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

     (2) The Buyer holds all orders and all consents, permits, licenses, variances, exemptions and approvals from Governmental Authorities that are material to the operation of its business. The Buyer is in compliance with the terms of such consents, permits, licenses, variances, exemptions, orders and approvals, except where the failure to so comply would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.11   Environmental Matters

     (1) The Buyer has complied with and is in compliance with all Environmental Laws applicable to its business, except for such instances of noncompliance that would not have, individually or in the aggregate, a Buyer Material Adverse Effect;

     (2) The Buyer holds and has held all permits required pursuant to Environmental Laws in connection with its business and is and has been in compliance with such permits, except for the failure to hold such permits and such instances of noncompliance that would not have, individually or in the aggregate, a Buyer Material Adverse Effect; and

     (3) There is no action, suit, claim, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the Buyer’s knowledge threatened against Buyer pursuant to Environmental Laws that would have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.12     Insurance

     The Buyer is not covered by insurance.

Section 4.13     Accuracy of Statements

     The representations and warranties of the Buyer contained in this Agreement, taken together and as modified by any Schedules or Exhibits, do not contain any untrue statement of a material fact and do not omit to state a material fact that would make the representations and warranties untrue in a material respect.

Section 4.14   Securities and Exchange Commission Filings

     The Buyer has filed all forms, reports, schedules, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), (such documents shall be referred to herein as, the “SEC Reports”). The SEC Reports, including any financial statements or schedules included or incorporated therein by reference, at the time they were filed, (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those SEC Reports, in the light of the circumstances under which they were made, not misleading.

Section 4.15   Finders and Investment Bankers

     There is no broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.16   No Other Representations

     Except as specifically set forth in this Article IV, the Buyer has not made, and the Sellers agree that they have not relied upon, any other representations or warranties, whether expressed or implied.

Section 4.17     Buyer Reliance

     The Buyer acknowledges that it and its representatives have had a reasonable opportunity to meet with the Sellers to discuss the Assets and that it has relied upon its own independent investigation of the Assets in reaching the determination to purchase the Assets. The Buyer acknowledges that neither the Sellers nor any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Assets furnished or made available to the Buyer and its representatives, except as expressly set forth in this Agreement.

Section 4.18     No Material Liabilities or Obligations

     Buyer has no material liabilities or future obligations contingent, contractual or otherwise including but not limited to notes payable and accounts payable and is not a party to any executory agreements.

Section 4.19     OTCBB Listing

     Buyer’s common stock is traded on the FINRA OTC Bulletin Board and is not subject to any notice of suspension or delisting.

Section 4.20     Buyer Not Subject To Bankruptcy

     Buyer is not and has not been the subject of any voluntary or involuntary bankruptcy proceedings.

Section 4.21     Capitalization of Buyer

     Buyer has 98,900,000 shares of common stock and 0 shares of preferred stock issued and outstanding and has no outstanding options, warrants or other securities exercisable or convertible into shares of Buyer’s common or preferred stock other than as described in Buyer’s financial statements filed with the SEC.

Section 4.22     Blank Check or Shell Company

     Buyer is not a “blank check company” as such term is defined by Rule 419 of the Securities Act and has never offered any securities pursuant to Rule 419 of the Securities Act. Buyer is a “shell company” as defined in SEC Release No. 33-8587.

Section 4.22     Discontinuance of Present Operations

     Should it choose to do so, Buyer can discontinue all of its present business operations without any Buyer Material Adverse Effect.

Section 4.23     Minute Book.

     Buyer’s Minute Book is accurate, complete and up to date.

ARTICLE 5
COVENANTS

Section 5.1     Confidentiality

     Sellers and Buyer acknowledge that the transactions described herein are of a confidential nature and Sellers and Buyer agree not to disclose any of such confidential information, except to (i) their respective legal, financial, and accounting advisors, (ii) their lenders, shareholders, officers, and directors, or (iii) as required by law.

Section 5.2     Further Assurances

     (1) From time to time following the Closing, at the request of any of the parties and without further consideration, the Buyer or the Sellers, as the case may be, shall cause their applicable Affiliates to, execute and deliver such further documents, perform such further acts, and fully cooperate with each other, as may be reasonably necessary in order to effectively transfer and convey the Assets to the Buyer on the terms herein contained, and to otherwise comply with the terms of this Agreement and the other Transaction Documents.

     (2) Each of the parties shall, as promptly as practicable after the Closing Date, make all filings required to be made by it under any Requirement of Law relating to the transactions contemplated by this Agreement and shall cooperate with the other parties with respect to such filings.

Section 5.3     Indemnification

     (1) The Sellers agrees to indemnify and hold harmless the Buyer (and its directors, officers, managers, members, employees, successors and assigns, referred to collectively herein as the “Buyer Indemnified Parties”) from and against any Losses arising out of or relating to any breach by the Sellers of any representation, warranty, covenant or agreement of the Sellers pursuant to this Agreement.

     (2) The Buyer agrees to indemnify and hold harmless the Sellers (and its directors, officers, managers, members, employees, successors and assigns, referred to collectively herein as the “Sellers Indemnified Parties”, and together with the Buyer Indemnified Parties, the “Indemnitees”) from and against any Losses arising out of or relating to any breach by the Buyer of any representation, warranty, covenant or agreement of the Buyer pursuant to this Agreement.

Section 5.4     Indemnification Procedures

     (1) Promptly after discovery or receipt by any Indemnitee of notice of any demand, claim or circumstance which would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in Losses, the Indemnitee shall give written notice thereof (the “Claims Notice”) to the Person or Persons obligated to provide indemnification pursuant to Section 5.3 (collectively, the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnitee. The Indemnitee shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnitee which evidence or support such Claims Notice and any act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnitee related thereto. Not more than thirty (30) days following receipt of the Claims Notice, the Indemnified Party shall give written notice to the Indemnitee that it either (i) accepts liability for the matter set forth in the Claims Notice, and the amount thereof, or (ii) disputes such liability and/or the amount thereof, and the specific grounds for such dispute. Failure of the Indemnitee to give the notice provided in the preceding sentence within the time period there provided shall have the same effect as notice under clause (i) of the preceding sentence. If the Indemnifying Party gives timely notice to the Indemnitee that it disputes liability for the matter set forth in a Claims Notice, and/or the amount thereof, the parties shall endeavor for a period of twenty (20) days following the Indemnitee’s receipt of such notice (the “Reconciliation Period”) to resolve their differences. Thereafter, any party shall be free to institute litigation to resolve such differences.

     (2) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability for which it has accepted, or is deemed to have accepted, liability pursuant to Section 5.4(a) . If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee in writing of its intent to do so. In such event, the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability and may also, at its option, choose to participate in such defense or compromise through counsel of its choosing at its expense. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the written objection of the other; provided, however, that (i) consent to settlement or compromise shall not be unreasonably withheld or delayed and (ii) the Indemnifying Party may settle claims for monetary damages, only, without the consent of the Indemnitee.

     (3) Notwithstanding any other provision contained herein to the contrary, the failure to notify, or any delay in notifying, the Indemnifying Party of an Asserted Liability will not relieve the Indemnifying Party of any liability that it may have to the Indemnitee, except to the extent the Indemnifying Party’s position is prejudiced as a result of any failure or delay of the Indemnitee in providing any Claims Notice to such Indemnifying Party.

Section 5.5     Confidential Information

     At all times after the Closing Date, the parties and their directors, officers, employees, accountants, consultants, legal counsel, investment bankers, agents and other representatives shall treat in confidence, and shall not use in any manner, information obtained from another party that is confidential or proprietary (“Confidential Information”). Confidential Information shall not be communicated to any third Person (other than the parties’ respective counsel, accountants, financial advisors or consultants who shall also agree to maintain the confidentiality of, and to not use, the Confidential Information). The obligation to treat Confidential Information in confidence shall not apply to any Confidential Information which (i) is or becomes available to any party from a source other than another party, (ii) is or becomes available to the public other than as a result of disclosure by such party or (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed.

ARTICLE 6
CLOSING

Section 6.1     Closing Date and Place

     The closing of the transactions contemplated hereby (the “Closing”) will take place as determined by the parties (the “Closing Date”).

Section 6.2     The Sellers’ Closing Obligations

     The Sellers shall deliver to Buyer duly executed bills of sale and assignment, and such other documents or instruments of conveyance, transfer or assignment, as are necessary or reasonably appropriate to vest or confirm in the Buyer, all of the Sellers’ right, title and interest in and to all of the Assets, all of which documents shall be in form and substance reasonably satisfactory to counsel for the Buyer.

Section 6.3     The Buyer’s Closing Obligations

     At the Closing, the Buyer shall deliver to Sellers (a) the Purchase Price; (b) certified copies of the resolutions of the board of directors of the Buyer approving the transactions contemplated by this Agreement including the appointment of such officers and directors of Buyer as directed by Sellers effective at the Closing; (c) duly executed bills of sale and assignment, and such other documents or instruments of conveyance, transfer or assignment, as are necessary or reasonably appropriate to vest or confirm in the Buyer all of Sellers’ right, title and interest in and to all of the Assets, all of which documents shall be in form and substance reasonably satisfactory to counsel for the Buyer; (d) good standing certificates from Nevada and any other jurisdiction in which Buyer is required to be qualified to engage in business; and, (e) copies of Buyer’s Tax Returns.

ARTICLE 7
MISCELLANEOUS

Section 7.1     Definitions

        (1) As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

        “Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

        “Business Day” means any day other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

        “Contingent Obligation” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection or other similar transactions in the ordinary course of business), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

        “Contract” means any oral or written license agreement, lease, franchise, contract, agreement, commitment or other binding arrangement (including any amendments, modifications, extensions or replacements thereof) used in and related to the Brands, which, for the avoidance of doubt, excludes all Contracts related to software.

        “Environmental Laws” means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act, 42. U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

        “Environmental Matter” means any matter arising out of, relating to, or resulting from pollution or protection of the environment.

        “GAAP” means the generally accepted accounting principles in the United States as defined by controlling pronouncements of the Financial Accounting Standards Board, as from time to time supplemented and amended.

        “Governmental Authority” means any domestic, foreign, international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity.

        “Knowledge” means with respect to any Person, the actual knowledge of the Person and its affiliates following reasonable inquiry in the context of such affiliates’ day-to-day responsibilities and not specifically for the purpose hereof.

       “Losses” mean any claims, actions, proceedings, losses, liabilities, damages, costs and expenses including, without limitation, reasonable fees and expenses of counsel incurred by the applicable Indemnitees in any claim, action or proceeding.

       “Order” means any order, judgment, injunction, award, decree or writ handed down or imposed by any Governmental Authority.

       “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) to such entity.

       “Requirement of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license, franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

         “Tax Returns” means all returns and reports required to be supplied to a tax authority relating to taxes.

       “Transaction Documents” means, collectively, this Agreement, the Bill of Sale and Assignment documents, and any other documents delivered pursuant to this Agreement.

        (2)  The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Agreement	Preamble
Assets	Recitals
Buyer	Preamble
Buyer Annual Financials	4.5
Buyer Indemnified Parties	5.3(1)
Buyer Interim Financials	4.5
Buyer Material Adverse Effect	4.1
Closing	6.1
Closing Date	6.1
Confidential Information	5.15
Exchange Act	4.14
Indemnifying Party	5.4(1)
Indemnitees	5.3(2)
Liens	3.4
Securities Act	4.14
Sellers	Preamble
Sellers’ Indemnified Parties	5.3(2)
Sellers’ Material Adverse Effect	3.1

 Section 7.2     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial

    (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF. EACH OF THE PARTIES HERETO AGREES THAT ANY LEGAL ACTION BETWEEN THE PARTIES RELATING TO THE PERFORMANCE OF THIS AGREEMENT OR THE INTERPRETATION OR ENFORCEMENT OF THE TERMS HEREOF OR THEREOF, SHALL EXCLUSIVELY BE BROUGHT IN THE STATE OR FEDERAL COURTS OF THE STATE OF NEVADA, HAVING JURISDICTION OF THE SUBJECT MATTER THEREOF, AND EACH PARTY IRREVOCABLY CONSENTS TO PERSONAL JURISDICTION IN ANY SUCH STATE COURT, WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE OR TO ASSERT THE DEFENSE OF FORUM NON-CONVENIENS, AND AGREES THAT SERVICE OF COMPLAINT OR OTHER PROCESS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 7.11.

     (2) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

Section 7.3      Exhibits

     Each Exhibit referred to herein is incorporated into this Agreement. Such Exhibits need not be physically attached hereto to be valid and binding if it is appropriately identified on its face.

Section 7.4     Entire Agreement; Construction

     (1) This Agreement and the other Transaction Documents (including all agreements and other documents contemplated herein and therein) constitute the entire agreement among the parties relating to the subject matter hereof and supersedes any prior understandings or agreements, written or oral, that relate to the subject hereof (including any term sheets).

     (2) This Agreement and the other Transaction Documents may not be assigned without the prior written consent of the other parties hereto; provided, however, that the Buyer may, without the prior written consent of the Sellers and provided it remains liable for its obligations hereunder, assign its rights under this Agreement and the other Transaction Documents to any existing or newly-formed Affiliate or Affiliates of the Buyer.

     (3) This Agreement and the other Transaction Documents may not be amended except by a writing that specifically references this Agreement and the other Transaction Documents, as applicable, and that is signed by each party to this Agreement and the other Transaction Documents, as applicable, provided that any amendment requiring approval of the stockholders of the Buyer under Requirements of Law may not be made without the requisite approval of those stockholders. The parties agree that each of them participated in the preparation and negotiation of this Agreement and the other Transaction Documents and the agreements contemplated hereby and thereby and that none of this Agreement and the other Transaction Documents nor any of the agreements contemplated hereby or thereby shall be construed against any party by virtue of the fact that any party prepared or drafted such agreements. Nothing in this Agreement and the other Transaction Documents, expressed or implied, is intended or shall be construed to confer upon, or create in, any Person other than the parties and their respective successors and permitted assigns and Indemnitees any right, remedy, claim or obligation under or by reason of this Agreement and the other Transaction Documents, as the case may be.

Section 7.5     Interpretation

     The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

Section 7.6     Severability

     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

Section 7.7     Waiver

     At any time, the Buyer, on the one hand, and the Sellers, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party or parties, as the case may be, (b) waive any inaccuracies in the representations and warranties of the other party or parties, as the case may be, contained in this Agreement or in any document delivered under this Agreement or (c) subject to Requirements of Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.8     Survival

     All representations and warranties contained in this Agreement shall survive the Closing for a period of one (1) year (the “Expiration Date”). Any representation, warranty or indemnity which is the subject of a claim or dispute asserted in writing (or the subject of a proceeding) on or prior to the Expiration Date shall survive with respect to such claim or dispute until its final, non-appealable resolution.

Section 7. 9     Counterparts; Telecopier

     This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement. Signature pages exchanged by telecopier shall be fully binding.

Section 7.10     Expenses

     Each party shall pay all costs and expenses incurred or to be incurred by, or on behalf of, such party and its Affiliates in negotiating and preparing this Agreement and carrying out the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys, investment bankers, finders, brokers, accountants and other professionals.

Section 7.11     Notices

     Notices hereunder shall be in writing and in tangible form (rather than by e-mail or similar electronic form) and served by certified United States Mail, express overnight delivery, or telecopier, and shall be deemed effective upon receipt. Notices to the Buyer shall be addressed to:

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, California 99201.

Notices to the Sellers shall be addressed to: Anthony K. Miller, 26033 Cayman Place, Santa Clara, California, 91350.

Section 7.12     Remedies; Specific Performance

     Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party shall be cumulative with and not exclusive of any other remedy contained in this Agreement, at law or in equity and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without proving actual damages or posting a bond or other security), this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

SELLERS:

BY: ANTHONY K. MILLER
       Anthony K. Miller

BUYER:

BY: PATRICIA TRACZYKOWSKI
       Patricia Traczykowski

EXHIBIT A

U.S. Patent 5,979,549 and US Patent 6,129,148